EXHIBIT 10.8

CASH-SETTLED RESTRICTED STOCK UNIT AGREEMENT

THIS CASH-SETTLED RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made effective as of the grant date set forth below by and between PINNACLE FINANCIAL PARTNERS, INC., a Georgia corporation (the “Corporation”), and     (“Executive”).

WHEREAS, Executive has been awarded Restricted Stock Units (“RSUs”) under the Pinnacle Financial Partners, Inc. Second Amended and Restated 2018 Omnibus Equity Incentive Plan (“Plan”).
NOW, THEREFORE, in accordance with the provisions of the Plan and this Agreement, Executive hereby agrees to the following terms and conditions:

1.Grant of RSUs

Executive is hereby granted RSUs as follows:

Date of Grant:    January 14, 2026

Vesting Period:    Please refer to Section 2 of this Agreement Total Number of RSUs:
2.Vesting of RSUs

(a)Vesting Conditions. If Executive remains in the continuous employ of the Corporation or a Subsidiary of the Corporation through the date(s) indicated in Column I below, the RSUs will become non-forfeitable (i.e., “vest”) to the extent indicated in Column II below:

(I)(II)
If employment    the % of the RSUs
continues through    then    which vest is
January 14, 2027    34%

January 14, 2028    33%

January 14, 2029    33%

Such vesting will occur (to the extent indicated in Column (II) above) at the close of business on the applicable date(s) indicated in Column (I) above. Except as otherwise set forth herein, any RSUs which are not vested on the date of Executive’s termination of employment will be forfeited to the Corporation, unless the Corporation’s Compensation and Human Capital Committee (“Compensation Committee”) in its sole and exclusive discretion determines otherwise.

(b)Effect of Voluntary Termination or Termination for Cause or Suicide. If Executive’s employment with the Corporation and its Subsidiaries is terminated: (i) by Executive voluntarily or (ii) by the Corporation or a Subsidiary for Cause or (iii) by Executive’s death due to suicide before all RSUs vest pursuant to the provisions of paragraph 2(a) above, then any RSUs which are not vested at the time of such termination will be forfeited to the Corporation on the date of such termination, unless the Compensation Committee in its sole and exclusive discretion determines otherwise.
(c)Effect of Death (Other Than by Suicide) or Disability. If Executive’s employment with the Corporation and its Subsidiaries terminates by reason of Executive’s death (other than by suicide) or Disability, then any RSUs which are not vested at the time of such termination will become vested automatically.

(d)Effect of Retirement or Leave of Absence. In the event that Executive’s employment with the Corporation and its Subsidiaries terminates by reason of Retirement, with the prior approval of the Compensation Committee, or its designee, the forfeiture restrictions with respect to a pro rata portion of Executive’s RSUs shall be deemed vested as of the date Executive’s employment terminates in a pro rata amount equal to the quotient, expressed as a percentage, resulting from dividing (A) the number of days that have lapsed from the most recent vesting date described in Section 2 of this Agreement preceding the date that Executive’s employment terminated or, if the first vesting date has not yet occurred, the number of days that have lapsed from January 14, 2026, and (B) 365. A leave of absence which is approved in writing by the Compensation Committee with specific reference to this Agreement will not be considered a termination of Executive’s employment with the Corporation and its Subsidiaries for purposes of this Section 2 or any other provision of this Agreement.

(e)Change in Control. In the event of a Change in Control (as defined in the Plan), the RSUs will vest immediately upon such Change in Control as provided in the Plan; provided, however, that in the event the RSUs are assumed by the surviving entity in a Change in Control or are equitably converted or substituted in connection with a Change in Control, the vesting of the RSUs shall not be accelerated unless the Executive’s employment is terminated within two years following the effective date of such Change in Control either by the surviving entity without Cause or by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i) a material adverse reduction in Executive’s position, duties or responsibilities, excluding a change in the position or level of officer to whom Executive reports or a change that is part of a policy, program, or arrangement applicable to peer executives (including peer executives of any successor to the Corporation; (ii) the Corporation’s requiring Executive to be based at any office or location more than 35 miles from the location where Executive was employed on the effective date of the Change in Control or the date which is 120 days prior to the effective date of the Change in Control; or (iii) a material reduction in Executive’s annual base salary, target annual bonus opportunity, or participation in employee benefit plans, as such salary, bonus and plans were in effect on either the effective date of the Change in Control or the date which is 120 days prior to the effective date of the Change in Control (if such earlier date is selected by Executive) unless such reduction is part of a policy, program, or arrangement applicable to peer executives (including peer executives to any successor to Corporation).

(f)No Forfeiture of Vested RSUs. Any RSUs which vest pursuant to the preceding provisions of this Section 2 will not thereafter be forfeited.
3.Settlement of RSUs

Upon vesting of the RSUs, Executive (or Executive’s representative) shall receive a cash payment equal to the Fair Market Value of one share of the Corporation’s Common Stock for each RSU that vests on such vesting date as soon as practicable following such vesting date, subject to the terms and conditions of this Agreement and the Plan including the withholding of applicable taxes.

4.Transfer of RSUs

Unless otherwise permitted by the Committee, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than pursuant to a will or the laws of descent and distribution. Any attempted disposition in violation of this Agreement and the Plan shall be void.

5.Status of Executive

Executive shall not be, or have rights as, a shareholder of the Corporation with respect to any of the shares of the Corporation’s Common Stock subject to the RSUs. Because the RSUs awarded hereunder shall exclusively be settled in cash, the Corporation shall not be required to issue or transfer any certificates for shares of the Corporation’s Common Stock upon vesting of the RSUs.

6.Dividend Equivalents

The RSUs will be credited with dividend equivalents equal to the amount of cash dividend payments that would have otherwise been paid if the shares of the Corporation’s Common Stock represented by the RSUs (including deemed reinvested additional shares attributable to the RSUs pursuant to this paragraph) were actually outstanding. These dividend equivalents will be deemed to be reinvested in additional shares of the Corporation’s Common Stock determined by dividing the deemed cash dividend amount by the Fair Market Value (as defined in the Plan) of a share of the Corporation’s Common Stock on the applicable dividend payment date. Such credited amounts will be added to the RSUs and will vest or be forfeited in accordance with Section 2 based on the vesting or forfeiture of the initial RSUs to which they are attributable. In addition, the RSUs will be credited with any dividends or distributions that are paid in shares of the Corporation’s Common Stock represented by the RSUs and will otherwise be adjusted by the Committee for other capital or corporate events as provided for in the Plan.

7.Confidentiality Covenants.

By signing this Agreement, Executive agrees to the confidentiality covenants set forth in (a) and
(b) below.

Confidentiality. Executive agrees to hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use at any time after the date hereof the Trade Secrets without the prior written consent of the Corporation. Executive also agrees that for the period beginning on the date of this Agreement and ending on Executive’s separation of employment with the Corporation, and for a period of two (2) years thereafter, Executive will hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of the Corporation. For the purposes of this Agreement, “Confidential Information” shall mean any data or information, other than Trade Secrets, that is valuable to the Corporation or any of its subsidiaries or affiliates (hereinafter the “Pinnacle Companies”) and not generally known to competitors of the Pinnacle Companies. “Trade Secrets” shall mean information belonging to or hereafter acquired by any of the Pinnacle Companies, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Agreement, the term Trade Secrets shall not include information that Executive can show by competent proof (i) was known to Executive and reduced to writing prior to disclosure by any of the Pinnacle Companies (but only if Executive promptly notifies the Corporation of Executive’s prior knowledge); (ii) was generally known to the public at the time any of the Pinnacle Companies disclosed the information to Executive, (iii) became generally known to the public after disclosure by any of the Pinnacle Companies through no act or omission of Executive; or (iv) was disclosed to Executive by a third party having a bona fide right both to possess the information and to disclose the information to Executive.
(a)Injunctive Relief. By reason of the foregoing, Executive agrees that any breach of the confidentiality obligations contained in this Agreement will result in irreparable harm to the Corporation and its business, such that Corporation shall be entitled to an injunction enforcing said covenant in the event of Executive’s breach or threatened breach, in addition to such other damages and remedies available to the Corporation at law or equity.

8.General Provisions

(a)Administration, Interpretation and Construction. The terms and conditions set forth in this Agreement will be administered, interpreted and construed by the Compensation Committee, whose decisions will be final, conclusive and binding on the Corporation, on Executive and on anyone claiming under or through the Corporation or Executive. Without limiting the generality of the foregoing, any determination as to whether an event has occurred or failed to occur which causes the RSUs to be forfeited pursuant to the terms and conditions set forth in this Agreement, will be made in the good faith but absolute discretion of the Compensation Committee. By accepting the transfer of RSUs, Executive irrevocably consents and agrees to the terms and conditions set forth in this Agreement and to all actions, decisions and determinations to be taken or made by the Compensation Committee in good faith pursuant to the terms and conditions set forth in this Agreement.
(b)Withholding. The Corporation will have the right to withhold from any payments to be made to Executive (whether under this Agreement or otherwise) any taxes the Corporation determines it is required to withhold with respect to Executive under the laws and regulations of any governmental authority, whether Federal, state or local and whether domestic or foreign, in connection with this Agreement, including, without limitation, taxes in connection with the transfer of RSUs or the lapse of restrictions on RSUs. Failure to submit any such withholding taxes shall be deemed to cause otherwise lapsed restrictions on RSUs not to lapse.

(c)Rights Not Assignable or Transferable. No rights under this Agreement will be assignable or transferable other than by will or the laws of descent and distribution, either voluntarily, or, to the full extent permitted by law, involuntarily, by way of encumbrance, pledge, attachment, levy or charge of any nature except as otherwise provided in this Agreement. Executive’s rights under this Agreement will be exercisable during Executive’s lifetime only by Executive or by Executive’s guardian or legal representative.

Terms and Conditions Binding. The terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of the Corporation, its successors and assigns, including any assignee of the Corporation and any successor to the Corporation by merger, consolidation or otherwise, and Executive, Executive’s heirs, devisees and legal representatives. In addition, the terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of Merrill Lynch and its successors and assigns.

(d)No Employment Rights. No provision of this Agreement or the Plan will be deemed to confer upon Executive any right to continue in the employ of the Corporation or a Subsidiary or will in any way affect the right of the Corporation or a Subsidiary to dismiss or otherwise terminate Executive’s employment at any time for any reason with or without cause, or will be construed to impose upon the Corporation or a Subsidiary any liability for any forfeiture of RSUs which may result under this Agreement if Executive’s employment is so terminated.

(e)No Liability for Good Faith Business Acts or Omissions. Executive recognizes and agrees that the Compensation Committee, the Board, or the officers, agents or employees of the Corporation and its Subsidiaries, in their oversight or conduct of the business and affairs of the Corporation and its Subsidiaries, may in good faith cause the Corporation or a Subsidiary to act, or to omit to act, in a manner that may, directly or indirectly, prevent the RSUs from vesting. No provision of this Agreement will be interpreted or construed to impose any liability upon the Corporation, a Subsidiary, the Compensation Committee, Board or any officer, agent or employee of the Corporation or a Subsidiary, for any forfeiture of RSUs that may result, directly or indirectly, from any such action or omission.

(f)Recapitalization. In the event that Executive receives, with respect to RSUs, any securities or other property (other than cash dividends) as a result of any stock dividend or split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares or a similar corporate change, any such securities or other property received by Executive will likewise be held by Merrill Lynch and be subject to the terms and conditions set forth in this Agreement and will be included in the term “RSUs.”

(g)Appointment of Agent. By accepting the transfer of RSUs, Executive irrevocably nominates, constitutes, and appoints Merrill Lynch as Executive’s agent for purposes of surrendering or transferring the RSUs to the Corporation upon any forfeiture required or authorized by this Agreement. This power is intended as a power coupled with an interest and will survive Executive’s death. In addition, it is intended as a durable power and will survive Executive’s disability.

(h)Legal Representative. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to Executive’s heirs or devises.
(i)Titles. The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

(j)Plan Governs. The RSUs are being transferred to Executive pursuant to and subject to the Plan, a copy of which is available upon request to the Corporate Secretary of the Corporation. The provisions of the Plan are incorporated herein by this reference, and all capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan. The terms and conditions set forth in this Agreement will be administered, interpreted and construed in accordance with the Plan, and any such term or condition which cannot be so administered, interpreted or construed will to that extent be disregarded.

Clawback Policy. Pursuant to Section 14.4 of the Plan, the RSUs are subject to any compensation recoupment policy adopted by the Corporation and are also subject to recovery under any applicable law, government regulation or stock exchange listing requirement.

(k)Complete Agreement. This instrument contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or incorporated by reference.

(l)Amendment; Modification; Wavier. No provision set forth in this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Compensation Committee and shall be agreed to in writing, signed by Executive and by an officer of the Corporation duly authorized to do so. No waiver by either party hereto of any breach by the other party of any condition or provision set forth in this Agreement to be performed by such other party will be deemed a waiver of a subsequent breach of such condition or provision, or will be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

(m)Governing Law. The validity, interpretation, performance and enforcement of the terms and conditions set forth in this Agreement will be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law of that state.

(n)Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the compensation to be paid to Executive pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations or to otherwise be exempt from the scope of “deferred compensation” under Section 409A of the Code as restricted property governed by Section 83 of the Code, and this Agreement shall be interpreted consistently therewith. However, to the extent the payment of any compensation hereunder in connection with Executive’s termination of employment does not qualify for an exception from treatment as “deferred compensation” subject to Section 409A of the Code, then (a) such amount shall not be payable unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Regulations and (b) if Executive is a “specified employee” at such time for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed payment of any portion of the cash payment in settlement of the RSU is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the payment shall not be paid to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Corporation or any Subsidiary or (y) the date of Executive’s death other than by suicide. Upon the earlier of such dates, settlement of all RSUs shall occur as otherwise provided in this Agreement. In the event compensation payable pursuant to this Agreement is otherwise determined to constitute “deferred compensation” within the meaning of Section 409A of the Code, this Agreement shall be interpreted and administered consistently with the terms thereof.

The Corporation has issued the RSUs in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, Executive hereby agrees to the foregoing terms and conditions of the RSUs. Executive must agree to the foregoing terms and conditions of the RSUs within 120 days of the Date of Grant, or the RSUs will be forfeited.

IN WITNESS WHEREOF, Executive has set Executive’s hand and seal, effective as of the date and year set forth above.